ANNUAL SERVICING CERTIFICATION

In connection  with the loans  serviced by FT MORTGAGE COMPANIES   during fiscal
year ended DECEMBER 31, 1997 we confirm the following:

         1) All real estate taxes, special assessments and any charges that may become a lien upon the property and which come due in the last calendar year have been paid. This also includes the verification with taxing authorities for non-escrowed mortgages.

         2) All FHA insurance premiums or private mortgage insurance premiums, if applicable, have been paid and are in full force and effect.

         3)  All  properties  are  adequately   insured  and  your  interest  as
Mortgagee, is properly provided for in the mortgage clause. This includes both flood and hazard insurance.

         4) For those loans being escrowed for the payment of taxes and insurance, sufficient amounts are being collected monthly to provide for payment of future items.

         5) All property inspections have been completed according to the provisions of our servicing agreement, if applicable.

         6)  All other provisions of the servicing agreement have been adhered

         7) Any exceptions to this certification are listed on an attachment along with any explanation concerning their completion. If there are none listed, it should be considered that there are no exceptions.


By:/s/Linda Chandler
(Name)

Vice President
(Title)

March 31, 1998
(Date)